EXHIBIT 21.1

AMPEX CORPORATION

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

Ampex Data Systems Corporation	Delaware

Ampex Data International Corporation	Delaware

Ampex Finance Corporation	Delaware

AFC Holdings Corporation	Delaware

Ampex Holdings Corporation	Delaware

Ampex International Sales Corporation	California

Ampex Cintas Magneticas, S.A.	Mexico

Ampex de Colombia, S.A.	Colombia

Ampex de Mexico, S.A de C.V. (1)	Mexico

Ampex do Brasil Electronica Ltd.	Brazil

Ampex Europa GmbH	Germany

Ampex Great Britain Limited	United Kingdom

Ampex Japan Ltd.	Japan

Ampex S.A. (1)	Belgium

(1)	Dissolution pending